Exhibit 4.19

INCENTIVE STOCK OPTION

Granted by

EXA Corporation (the “Company”)

Under the 2007 Stock Incentive Plan

This Option is and shall be subject in every respect to the provisions of the Company’s 2007 Stock Incentive Plan, as amended from time to time, which is incorporated herein by reference and made a part hereof. The holder of this Option (the “Holder”) hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives.

1.	Name of Holder:

2.	Date of Grant:

3.	Vesting Start Date:

4.	Maximum number of shares for which this Option is exercisable:

5.	Exercise (purchase) price per share: [must be at least fair market value]

6.	Payment method:

cash or bank check or other instrument acceptable to the Company for an amount equal to the exercise price of the shares being purchased; or

with the consent of the Company, any of the other methods set forth in the Plan.

7.	Expiration Date of Option: [Note: for ISO, cannot be longer than 10 years from date of grant, or 5 years in case of a Greater Than 10% Shareholder]

8.	Vesting Schedule: This Option shall become exercisable for 1/16 of the maximum number of shares granted on the last day of the calendar quarter commencing on the Vesting Start Date, and shall become exercisable for an additional 1/16 of the maximum number of shares granted on the last day of each quarter thereafter; so that the Option shall be fully vested on the fourth anniversary of the Vesting Start Date. All vesting shall cease upon the date of termination of employment.

9.	Termination of Employment. This Option shall terminate on the earliest to occur of:

(i)	the date of expiration thereof;

(ii)	immediately upon the date of termination of the Holder’s employment with the Company by the Company for Cause (as defined in the Plan);

(iii)	ninety (90) days after the date of termination of the Holder’s employment with the Company for any reason (other than upon death or Disability, or for Cause);

(iv)	one year after the date of the Holder’s employment with the Company by reason of death or Disability (as defined in the Plan).

10.	Lock-Up Agreement. The Holder agrees that this Option shall be subject to the Lock-Up Agreement set forth at Section 17 (d) of the Plan.

11.	Investment Letter. As a condition to exercise of this Option, the Holder may be required to give written assurances (the “Investment Letter”) in substance and form satisfactory to the Company to the effect that the Holder is acquiring the Common Stock subject to this Option for his or her own account for investment and not with a view to the resale or distribution thereof, and to such other effects as the Company deems necessary or advisable in order to comply with any securities law(s).

12.	Incentive Stock Option; Disqualifying Disposition. Although this Option is intended to qualify as an incentive stock option under the Internal Revenue Code of 1986 (the “Code”), the Company makes no representation as to the tax treatment upon exercise of this Option or sale or other disposition of the shares covered by this Option, and the Holder is advised to consult a personal tax advisor. Upon a Disqualifying Disposition of shares received upon exercise of this Option, the Holder will forfeit the favorable income tax treatment otherwise available with respect to the exercise of this Option. A “Disqualifying Disposition” shall have the meaning specified in Section 421(b) of the Code; as of the date of grant of this Option a Disqualifying Disposition is any disposition (including any sale) of such shares before the later of (a) the second anniversary of the date of grant of this Option and (b) the first anniversary of the date on which the Holder acquired such shares by exercising this Option, provided that such holding period requirements terminate upon the death of the Holder. The Holder shall notify the Company in writing immediately upon making a Disqualifying Disposition of any shares of Common Stock received pursuant to the exercise of this Option, and shall provide the Company with any information that the Company shall request concerning any such Disqualifying Disposition.

13.	Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Exa Corporation, 3 Burlington Woods Drive, Burlington, Massachusetts 01803, attention of the president, or such other address as the Company may hereafter designate.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

14.	French Residents. Notwithstanding any provision herein to the contrary, if the Holder is a resident of France, this Option may not be exercised earlier than one year after Date of Grant, and shares of Stock issued pursuant to the exercise of this Option may not be sold or transferred (other than by will or the laws of descent and distribution) within four years from the Date of Grant of the Option.

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Date of Grant.

EXA Corporation

By:

The undersigned Holder hereby acknowledges receipt of a copy of the Plan and this Option, and agrees to the terms of this Option and the Plan.

Holder

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